Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition of Endocare by HealthTronics (the “Acquisition”) as if this transaction occurred as of June 30, 2009 for purposes of the pro forma condensed consolidated balance sheet, and as of January 1, 2008 for the pro forma condensed consolidated statements of income.

        The transaction will be accounted for under the acquisition method of accounting in accordance with Statement of Financial Accounting Standards, or SFAS, No. 141R, Business Combinations (SFAS No. 141R). In merger transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the purchase consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

        For purposes of the unaudited pro forma condensed consolidated financial statements, HealthTronics and Endocare have made preliminary allocations of the purchase price to the tangible and intangible assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair value as of June 30, 2009, as described in the accompanying notes. This preliminary allocation of purchase price is based on available public information and is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such pro forma combined condensed financial statements.

        A final determination of the fair values of Endocare’s assets and liabilities will be based on the actual net tangible and intangible assets of Endocare that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those used in the pro forma combined condensed financial statements presented below and could result in a material change in amortization of acquired intangible assets.

                The unaudited pro forma condensed consolidated balance sheet does not include liabilities resulting from integration planning and adjustments to the fair value of Endocare’s reported liabilities, as these are not presently estimable. In addition to the completion of the valuation, the impact of ongoing integration activities and other changes in Endocare’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

        The actual amounts recorded as of the completion of the Acquisition may differ materially from the information presented in these unaudited pro forma condensed consolidated financial statements as a result of:

•	net cash used in the Endocare operations between June 30, 2009 and the closing of the Acquisition;

•	other changes in the Endocare net assets that occur prior to closing of the Acquisition, which could cause material differences in the information presented below; and

•	the financial results of the combined company could change the future discounted cashflow projections.

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         The unaudited pro forma condensed consolidated financial statements presented below are based on the historical financial statements of HealthTronics and Endocare, adjusted to give effect to the acquisition of Endocare by HealthTronics. The unaudited pro forma adjustments are described in the accompanying notes presented on the following pages. These adjustments do not give effect to any synergies that may be realized as a result of the Acquisition, nor do they give effect to any nonrecurring/unusual restructuring charges that may be incurred as a result of the integration of the two companies.

         The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma condensed consolidated financial statements are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. Furthermore, no effect has been given in the unaudited pro forma condensed consolidated statements of income for synergistic benefits that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical financial statements and the notes thereto of both HealthTronics and Endocare.

         Certain reclassifications have been made to conform to Endocare’s historical financial statements to HealthTronics’ historical financial statement presentation.

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HEALTHTRONICS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2009

($ in thousands)	HealthTronics	Endocare	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$12,173	$1,566	$--		$13,739
Accounts receivable, net	28,731	5,226	(2,556	)(E)	31,401
Inventory	8,689	2,342	3,671	(A)	14,702
Other current assets	4,451	464	(186	)(A)	4,729
Total current assets	54,044	9,598	929		64,571
Property and equipment, net	30,281	813	593	(A)	31,687
Goodwill	94,141	--	(14,795	)(A)	99,685
			4,212	(D)
			2,136	(B)
			12,991	(C)
			1,000	(F)
Intangible assets	39,248	2,325	8,717	(A)	50,290
Other noncurrent assets	6,137	72	--		6,209
	$223,851	$12,808	$15,783		$252,442
LIABILITIES
Current liabilities:
Current portion of long-term debt	$37,954	$3,758	$4,212	(D)	$45,969
			45	(D)
Accounts payable	7,467	3,156	(2,556	)(E)	8,067
Accrued expenses	7,299	7,491	2,200	(F)	15,452
			(1,538	)(A)
Total current liabilities	52,720	14,405	2,363		69,488
Long-term debt, net of current portion	2,456	45	(45	)(D)	2,456
Other long term obligations	1,664	482	(462	)(A)	1,684
Deferred income taxes	4,797	--	--		4,797
Total liabilities	61,637	14,932	1,856		78,425
STOCKHOLDER'S EQUITY
Common stock	211,952	12	(12	)(C)	224,955
			13,003	(C)
Additional paid-in capital	--	202,214	(202,214	)(B)	--
Accumulated deficit	(87,133)	(204,350)	204,350	(B)	(88,333)
			(1,200	) (F)
Treasury stock, at cost	(4,464)	--	--		(4,464)
Total stockholders' equity
attributable to common shares	120,355	(2,124)	13,927		132,158
Noncontrolling interest	41,859	--	--		41,859
Total Equity	162,214	(2,124)	13,927		174,017
	$223,851	$12,808	$15,783		$252,442

See notes to pro forma condensed consolidated financial statements.

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HEALTHTRONICS, INC. AND SUBSIDIARIES UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME AS OF JUNE 30, 2009

($ in thousands, except per share data)	HealthTronics	Endocare	Pro Forma Adjustments		Pro Forma Combined
Revenues	$87,768	$16,007	$(5,529	)(H)	$98,246
Cost of revenues	42,563	4,436	(5,593	)(H)	41,890
			484	(G)
Gross profit	45,205	11,571	(420)		56,356
Operating expenses
Selling, general and administrative	9,416	15,649	--		25,065
Research and development	--	1,284	--		1,284
Depreciation and amortization	6,876	457	121	(G)	7,454
	16,292	17,390	121		33,803
Operating income	28,913	(5,819)	(541)		22,553
Other income (expenses):
Interest and dividends	82	--	--		82
Interest expense	(588)	(360)	(74	)(D)	(1,022)
	(506)	(360)	(74)		(940)
Income (loss) from continuing operations before provision
for income taxes	28,407	(6,179)	(615)		21,613
Provision for income taxes	619	--	--		619
Consolidated net income (loss)	27,788	(6,179)	(615)		20,994
Less: Net income attributable to noncontrolling interest	(27,069)	--	--		(27,069)
Net income attributable to common shares	$719	$(6,179)	$(615)		$(6,075)
Basic earnings per share attributable to common shares:
Net income attributable to common shares	$0.02	$(0.51)			$(0.14)
Weighted average shares outstanding	35,949	12,202	(12,202	)(C)	43,213
			7,264	(C)
Diluted earnings per share attributable to common shares:
Net income attributable to common shares	$0.02	$(0.51)			$(0.14)
Weighted average shares outstanding	36,064	12,202	(12,202	)(C)	43,328
			7,264	(C)

See notes to pro forma condensed consolidated financial statements.

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HEALTHTRONICS, INC. AND SUBSIDIARIES UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME AS OF DECEMBER 31, 2008

($ in thousands, except per share data)	HealthTronics	Endocare	Pro Forma Adjustments		Pro Forma Combined
Revenues	$165,942	$31,562	$(7,081	)(H)	$190,423
Cost of revenues	75,679	9,935	(7,262	)(H)	79,320
			968	(G)
Gross profit	90,263	21,627	(787)		111,103
Operating expenses
Selling, general and administrative	20,006	27,556	--		47,562
Research and development	--	2,275	--		2,275
Gain on recovery of note receivable	--	(750)	--		(750)
Impairment charges	144,000	918	--		144,918
Depreciation and amortization	12,363	213	242	(G)	12,818
	176,369	30,212	242		206,823
Operating income	(86,106)	(8,585)	(1,029)		(95,720)
Other income (expenses):
Interest and dividends	1,233	168	--		1,401
Interest expense	(1,077)	--	(148	)(D)	(1,225)
	156	168	(148)		176
Loss from continuing operations before benefit
for income taxes	(85,950)	(8,417)	(1,177)		(95,544)
Benefit for income taxes	(11,516)	--			(11,516)
Consolidated net loss	(74,434)	(8,417)	(1,177)		(84,028)
Less: Net income attributable to noncontrolling interest	(54,259)	--	--		(54,259)
Net loss attributable to common shares	$(128,693)	$(8,417)	$(1,177)		$(138,287)
Basic earnings per share attributable to common shares:
Net income attributable to common shares	$(3.53)	$(0.71)			$(3.16)
Weighted average shares outstanding	36,499	11,902	(11,902	)(C)	43,763
			7,264	(C)
Diluted earnings per share attributable to common shares:
Net income attributable to common shares	$(3.53)	$(0.71)			$(3.16)
Weighted average shares outstanding	36,499	11,902	(11,902	)(C)	43,763
			7,264	(C)

See notes to pro forma condensed consolidated financial statements.

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NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1. Basis of Presentation

         The unaudited pro forma condensed consolidated balance sheet as of June 30, 2009 and the unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2009 and the year ended December 31, 2008 are based on the historical financial statements of HealthTronics and Endocare after giving effect to the Acquisition and the assumptions and adjustments described in the accompanying notes to unaudited pro forma condensed consolidated financial statements.

         The pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The pro forma information is based on estimates and assumptions set forth in the notes to such information. It does not reflect cost savings, operation synergies or revenue enhancements expected to result from the Acquisition or the costs to achieve these cost savings, operating synergies and revenue enhancements.

2. Preliminary Purchase Price

         On July 27, 2009, HealthTronics completed its acquisition of all of the outstanding shares of common stock, $0.001 par value per share (and the related preferred stock purchase rights) (the “Shares”), of Endocare pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 7, 2009, among HealthTronics, HT Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of HealthTronics (“Offeror”), and Endocare.

         In accordance with the terms and conditions of the Merger Agreement, on June 17, 2009, Offeror commenced an exchange offer (the “Offer”) to acquire all of the outstanding Shares in which each validly tendered Share would be exchanged, at the election of the holder, for the following consideration: (i) $1.35 in cash, without interest (the “Cash Consideration”), or (ii) 0.7764 of a share of our common stock (the “Stock Consideration”), in each case subject to proration. The Offer expired at 5:00 p.m., New York City time, on July 21, 2009.

         A total of 11,363,630 Shares were tendered and not withdrawn, reflecting approximately 91.1 percent of the 12,475,081 Shares outstanding. Cash Consideration was elected with respect to 2,596,962 tendered Shares. Holders of these Shares received, in exchange for each such Share tendered, $1.35 per Share in cash. Stock Consideration was elected with respect to 8,766,668 tendered Shares. Pursuant to the terms of the Offer, the maximum aggregate number of shares of HealthTronics common stock issuable pursuant to the Offer is 0.7764 of a share of HealthTronics common stock multiplied by 75% of the total number of Shares tendered and accepted for exchange pursuant to the Offer, or 6,617,042 shares of HealthTronics common stock (the “Maximum Stock Consideration”). Endocare stockholders elected to receive Stock Consideration in excess of the Maximum Stock Consideration. As a result, those Endocare stockholders who elected Stock Consideration had their elections prorated such that they received, on a per Share basis, approximately 0.7548 of a share of HealthTronics common stock and approximately $0.04 in cash. The aggregate amount of cash paid for Shares exchanged pursuant to the Offer was approximately $3.8 million and the aggregate number of shares of HealthTronics common stock issued pursuant to the Offer was approximately 6.6 million shares.

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         Following the consummation of the Offer, on July 27, 2009, Offeror filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware merging Endocare with and into Offeror pursuant to a “short form” merger procedure available under Delaware law (the “Merger”). As a result, each Share not acquired in the Offer converted into the right to receive, at the election of the holder (a) $1.35 in cash, without interest, or (b) 0.7764 of a share of HealthTronics common stock, in each case subject to proration (other than (i) Shares held by holders who comply with the relevant provisions of Section 262 of the Delaware General Corporation Law regarding the rights of stockholders to demand appraisal of such shares in connection with the Merger and (ii) Shares held in the treasury of Endocare or owned by HealthTronics, Offeror or any other wholly-owned subsidiary of HealthTronics). Endocare stockholders who did not make an election within 30 days after a letter of election and transmittal was mailed to them are deemed to have made no election and are subject to the treatment set forth in the Merger Agreement.

         In the Merger, cash consideration was elected with respect to 99,262 cancelled Shares. Holders of these cancelled Shares received $1.35 per Share in cash for each such Share cancelled. Stock consideration was elected with respect to 449,271 cancelled Shares. Holders of these cancelled Shares received 0.7764 of a share of HealthTronics common stock for each such Share cancelled. No election was made with respect to the remaining 562,918 cancelled Shares. Accordingly, under the terms of the Merger Agreement, each of these cancelled Shares has converted into approximately 0.5301 of a share of HealthTronics common stock and approximately $.42 in cash. The aggregate amount of cash paid for Shares cancelled in the Merger was approximately $375,000 and the aggregate number of shares of HealthTronics common stock issued for Shares cancelled in the Merger was approximately 647,000 Shares.

         Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Endocare based on their estimated fair values as of the Acquisition closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

         The allocation of the estimated purchase price is preliminary because the proposed Acquisition had not yet been completed as of June 30, 2009. The purchase price allocation will remain preliminary until HealthTronics management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Acquisition and will be based on the value of the HealthTronics share price at the close of the Acquisition and the actual ratio of actual cash consideration to HealthTronics’ stock issued as elected by the Endocare shareholders. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

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The following table summarizes the estimated fair values of net assets acquired and the pro forma purchase price allocation (in thousands):

(in thousands)
Endocare outstanding shares
9,600,256 shares of Endocare common stock exchanged for
7,264,207 shares of HealthTronics' common stock		$13,003
2,874,825 shares of Endocare common stock exchanged for cash		4,212
		17,215
Total current assets	$(13,083)
Property and equipment	(1,406)
Intangibles, net	(11,042)
Investments and other assets	(72)
Liabilities assumed	13,932
Net tangible assets acquired:		(11,671)
Excess purchase price over the fair value of Endocare net assets acquired
(goodwill) based upon preliminary purchase price allocations		$5,544

No adjustments were made for either stock options or stock warrants due to their exercise prices exceeding the Acquisition consideration.

3. Pro Forma and Purchase Accounting Adjustments

The pro forma adjustments are as follows:

(A)	To reflect the estimated fair value of Endocare’s tangible and intangible assets and the resulting goodwill assuming that the Acquisition was consummated as of June 30, 2009. Fair values of assets and liabilities were determined based on the provisions of SFAS No. 141R which defines fair value in accordance with FASB Statement No. 157, Fair Value Measurements (SFAS No. 157) as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market at the measurement date. The carrying values for current assets and current liabilities other than inventory approximate fair value. The fair value of inventory, property and equipment and intangible assets are based on the following methodology which is consistent with the provisions of SFAS No. 141R:

•	Inventory: The fair value of raw materials inventory is based on replacement cost which approximates historical cost net of excess and obsolete inventory. The fair value of finished goods inventory is based on the estimated selling price adjusted for (1) costs of the selling effort and (2) a reasonable profit allowance for the selling effort by the acquiring entity, both estimated from the viewpoint of a market participant. The fair value of work-in-process inventory is determined based on the estimated selling price of the eventual finished inventories adjusted for a market participant’s expected (1) costs to complete the manufacturing process, (2) costs of the selling effort and (3) a reasonable profit allowance for the remaining manufacturing and selling effort.

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•	Property and equipment: The determination of fair value of property and equipment to be held and used is based on the value that a market participant would ascribe for items in comparable physical condition. An analysis is performed to value the property and equipment on hand based on the approximate fair value of a new unit adjusted for estimated depreciation and obsolescence based on age of the unit and economic life. The fair value adjustment primarily relates to cryocare systems in the placement (i.e., rental) program.

•	Intangible assets: Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in paragraph A19 of SFAS No. 141R. Intangible assets include patents, developed technology, tradenames, trademarks, and distribution network. In process research and development is deemed to have nominal value. The fair value for tradenames, trademarks and patents are calculated using the relief from royalty method. The cost approach is used to value the international distributor network and valuation of developed technology is determined based on the income approach and multi-period excess earnings method.

The total fair value adjustment to increase inventory, fixed assets and intangible assets as of June 30, 2009, is approximately $13 million.

(B)	To reflect the elimination of the historical additional paid-in capital and accumulated deficit of Endocare.
(C)	To reflect the exchange of Endocare common stock into HealthTronics common stock.
(D)	To reflect additional debt and interest expense due to cash consideration paid by HealthTronics related to the Acquisition, which includes amounts paid to Endocare stockholders ($4,212).
(E)	To eliminate payable to Endocare as of June 30, 2009.
(F)	To reflect estimated direct incremental costs of $2.2 million to consummate the Acquisition and to register the shares issued in the Acquisition that are not yet reflected in the historical results of HealthTronics or Endocare at June 30, 2009. Acquisition costs include fees payable for investment banking services, legal, accounting, printing and other consulting services. Of the $2.2 million, $1.2 million relates to HealthTronics and $1 million relates to Endocare. These costs are expensed as incurred and the additional costs are reflected as an increase in other accrued liabilities and accumulated deficit.

(G)	To reflect additional depreciation and amortization for the write-up of assets to fair value. Intangibles (i.e. trademarks, patents, international distributor network, and developed technology) are amortized over useful lives ranging from five to eleven years.

(H)	To eliminate Endocare revenues for sales to HealthTronics and to eliminate HealthTronics, Inc. cost of revenues for sales of Endocare’s products.

         Pro forma adjustments do not include effects of expected synergies due to the Acquisition. Such synergies consist primarily of approximately $4.2 million of non-recurring legal and advisory costs incurred by Endocare in 2008 and $2.8 million of annual savings from the elimination of duplicate public company costs and substantial additional synergies are expected.

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         The total Acquisition purchase price was $17.2 million. Pro forma combined net loss attributable to common shares for the year ended December 31, 2008 and the six months ended June 30, 2009 was $138.3 million and $6.1 million, respectively, and pro forma combined basic and diluted loss per share attributable to common shares for the year ended December 31, 2008 and the six months ended June 30, 2009 would be $(3.16) and $(0.14), respectively.

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